Exhibit 99.1

Sono-Tek Reports First Quarter FY 2026 Financial Results

-Reports Fifth Consecutive Quarter of Revenue above $5 million, Driven by
Completion of $2.95 Million Order to Advanced Solar Market

-Gross Margins Expand to 52% on Completion of High ASP Order; Operating
Income Increases 103% Year over Year

- Expects Continued Revenue Growth and Profitability in First Half of FY 2026;
Full-Year Revenue Outlook Reflects Measured Expectations Given Potential
Customer Response to Policy Shifts in Recently Enacted Budget Legislation

MILTON, N.Y., July 10, 2025 – Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for the first quarter of fiscal year 2026, ended May 31, 2025.

Dr. Christopher L. Coccio, Executive Chairman, stated, “We are pleased with the solid start to this fiscal year with the continuing trend of $5 million plus for the past five consecutive quarters. Our margins were strong this quarter and we achieved increased profitability and, based on projected shipments for the second quarter of fiscal year 2026, we anticipate the first half of fiscal year 2026 to maintain revenue levels and strong profitability. However, our full-year outlook remains cautious, with expectations for relatively flat revenue growth due to uncertainty related to governmental clean energy incentives and evolving tariff policies which each may affect the initiation and timing of customer orders. We continue to see promising demand in the medical device industry, especially for our high-volume production systems. With a healthy balance sheet and strong customer demand, we remain keenly attuned on execution and look forward to building on our recent success.”

Steve Harshbarger, CEO & President of Sono-Tek stated, “Our growth strategies and initiatives continue to take hold as our customers move into complex large-scale production systems with significantly higher average selling prices “ASPs”. We are proud to report our fifth quarter in a row of revenue over $5 million with continued profitability as we execute on the strong customer demand and momentum we are experiencing. As we stay focused on high ASP orders we are well positioned with our strong balance sheet and stable backlog to navigate potential short-term demand shifts that may result from changes in tariff policies and clean energy incentives. We remain focused on our long-term growth strategy and look forward to continued revenue growth and profitability over the long term.”

First Quarter Fiscal Year 2026 Highlights

•	Net Sales: $5.13 million, up 2% from $5.03 million in the first quarter of fiscal year 2025, driven by strong shipments to the Alternative/Clean Energy Market. This marks the fifth consecutive quarter in a row with sales over $5 million.

•	Gross Profit: $2.7 million, up 9% from the prior year first quarter of $2.5 million. Gross margin increased to 52% from 49%, mainly due to a favorable product mix, including a repeat high ASP order with well-optimized production costs, and a concentration of shipments to the U.S., where sales typically involve minimal distributor discounts and lower commission expenses, helping to enhance margin performance.

•	Operating Income: Increased 103% to $483 thousand compared to $238 thousand in the first quarter of fiscal year 2025, due to an increase in gross profit combined with lower operating expenses.

•	Net Income: Increased 47% to $485 thousand, up from $331 thousand in the first quarter of fiscal year 2025, reflecting a combination of higher gross profit and lower operating expenses.

•	Other Income: Interest and dividend income remained steady at $142 thousand for the first quarter of fiscal years 2026 and 2025.

FY 2026 Guidance

•	Continued revenue growth and strong profitability are expected for the first half of the fiscal year ending February 28, 2026, fueled by shipments from Sono-Tek’s backlog, projected new and recurring orders, and ongoing strength in key markets such as medical devices. At May 31, 2025, equipment and service-related backlog totaled $7.5 million, providing a stable baseline of near-term demand. However, for the full fiscal year, we anticipate relatively flat revenue growth, reflecting a cautious outlook as the market adjusts to recent shifts in governmental clean energy and tariff policies, the full impact of which on customer demand and order timing remains unclear.

First Quarter Fiscal Year 2026 Product and Market Sales Overview

•	Geography: US/Canada sales increased 15% y-o-y, up $452 thousand, driven by a shipment to the advanced solar market with a high ASP totaling $2.95 million.

•	Product Categories: Integrated Coating Systems sales increased $2.31 million, or 309%, to $3.05 million, primarily driven by a repeat order totaling $2.95 million for four high ASP systems shipped to the clean energy sector for an advanced solar application. Multi-Axis Coating Systems declined $1.99 million, or 75%, to $677,000 due to decreased North American sales tied to reduced R&D funding in the clean energy sector following shifts in government policy.

•	End Markets: Alternative/Clean Energy rose 42% y-o-y, up $966 thousand, driven by production-scale system shipments to the solar market, including 1 high ASP order delivery totaling $2.95 million. The Electronics market declined 40% y-o-y, down $624 thousand influenced by the strong prior year quarter’s inclusion of the sale of a new semiconductor wafer handler system of $370 thousand that did not repeat.

Balance Sheet and Cash Flow Overview

•	At May 31, 2025, cash, cash equivalents and marketable securities totaled $10.9 million compared to $11.9 million at the prior year-end.
•	At May 31, 2025, Sono-Tek had no debt on its balance sheet and stockholders’ equity was $18.3 million.
•	Capital expenditures in the first quarter of fiscal year 2026 were $52,000, which were invested in ongoing upgrades to our manufacturing facilities.

About Sono-Tek

Sono-Tek Corporation is a global leader in the design and manufacture of ultrasonic coating systems that are shaping industries and driving innovation worldwide.  Our ultrasonic coating systems are used to apply thin films onto parts used in diverse industries including microelectronics, alternative energy, medical devices, advanced industrial manufacturing, and research and development sectors worldwide.  Sono-Tek's inroads into the clean energy sector are showing transformative results in next-gen solar cells, fuel cells, green hydrogen generation, and carbon capture applications.

Our product line is rapidly evolving, transitioning from R&D to high-volume production machines with significantly higher average selling prices, showcasing our market leadership and adaptability. Our comprehensive suite of thin film coating solutions and application consulting services are expected to generate unparalleled results for our clients and help some of the world's most promising companies achieve technological breakthroughs and bring them to the market. The Company strategically delivers its products to customers through a network of direct sales personnel, carefully chosen independent distributors, and experienced sales representatives, ensuring efficient market reach across diverse sectors around the globe.

The Company’s solutions are environmentally friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; fluctuations in U.S. tariff policies; limiting or elimination of governmental clean energy incentives; the recovery of the Electronics/Microelectronics and Medical markets; rebound of sales to the industrial market in the second quarter of fiscal year

2026; maintenance of increased order backlog; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems which are sold at higher average selling prices; and realization of quarterly and first-half revenues and profitability within the forecasted range of guidance.

For more information:

Sono-Tek Corp.

Stephen J. Bagley

Chief Financial Officer

Ph: (845) 795-2020

info@sono-tek.com

Investor Relations

Kirin Smith

PCG Advisory, Inc.

ksmith@pcgadvisory.com

FINANCIAL TABLES FOLLOW

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	May 31, 2025	February 28,
	(Unaudited)	2025
ASSETS
Current Assets:
Cash and cash equivalents	$4,863,039	$5,202,361
Marketable securities	5,991,056	6,727,678
Accounts receivable (less allowance of $12,225, respectively)	3,096,680	2,347,764
Inventories	4,749,331	4,474,401
Prepaid expenses and other current assets	266,823	236,261
Total current assets	18,966,929	18,988,465

Land	250,000	250,000
Buildings, equipment, furnishings and leasehold improvements, net	2,511,141	2,610,600
Intangible assets, net	35,371	37,386
Deferred tax asset	1,658,882	1,525,185

TOTAL ASSETS	$23,422,323	$23,411,636

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$700,472	$859,483
Accrued expenses	1,848,018	1,718,574
Customer deposits	2,289,844	2,413,195
Income taxes payable	188,650	496,055
Total current liabilities	5,026,984	5,487,307

Deferred tax liability	122,475	132,134
Total liabilities	5,149,459	5,619,441

Commitments and Contingencies (Note 10)	—	—

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,751,153 issued and 15,727,702 outstanding as of May 31, 2025 and 15,751,153 issued and 15,749,037 outstanding as of February 28, 2025	157,512	157,512
Additional paid-in capital	10,093,197	10,018,034
Accumulated earnings	8,109,501	7,624,516
Treasury stock, at cost, 23,451 shares and 2,116 shares, May 31, 2025 and February 28, 2025, respectively	(87,346)	(7,867)
Total stockholders’ equity	18,272,864	17,792,195

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,422,323	$23,411,636

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended May 31,
	2025	2024

Net Sales	$5,132,773	$5,031,038
Cost of Goods Sold	2,468,259	2,576,551
Gross Profit	2,664,514	2,454,487

Operating Expenses
Research and product development costs	668,470	731,430
Marketing and selling expenses	858,151	897,190
General and administrative costs	654,525	587,571
Total Operating Expenses	2,181,146	2,216,191

Operating Income	483,368	238,296

Interest and Dividend Income	142,098	142,654
Net unrealized (loss)/gain on marketable securities	(21,923)	10,361

Income Before Income Taxes	603,543	391,311

Income Tax Expense	118,558	60,474

Net Income	$484,985	$330,837

Basic Earnings Per Share	$0.03	$0.02

Diluted Earnings Per Share	$0.03	$0.02

Weighted Average Shares - Basic	15,733,955	15,750,880

Weighted Average Shares - Diluted	15,748,556	15,774,376

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

PRODUCT, MARKET, AND GEOGRAPHIC SALES

(Unaudited)

Product Sales:

	Three Months Ended May 31,				Change
	2025	% of total	2024	% of total	$	%
Fluxing Systems	$152,000	3%	$134,000	2%	18,000	13%
Integrated Coating Systems	3,054,000	59%	747,000	15%	2,307,000	309%
Multi-Axis Coating Systems	677,000	13%	2,664,000	53%	(1,987,000)	(75%	)
OEM Systems	130,000	3%	332,000	7%	(202,000)	(61%	)
Spare Parts, Services and Other	1,120,000	22%	1,154,000	23%	(34,000)	(3%	)
TOTAL	$5,133,000		$5,031,000		$102,000	2%

Market Sales:

	Three Months Ended May 31,				Change
	2025	% of total	2024	% of total	$	%
Electronics/Microelectronics	$943,000	19%	$1,568,000	31%	(625,000)	(40%	)
Medical	809,000	16%	857,000	17%	(48,000)	(6%	)
Alternative Energy/Clean	3,248,000	63%	2,282,000	46%	966,000	42%
Emerging R&D and Other	14,000	0%	11,000	0%	3,000	27%
Industrial	119,000	2%	313,000	6%	(194,000)	(62%	)
TOTAL	$5,133,000		$5,031,000		$102,000	2%

Geographic Sales:

	Three Months Ended
	May 31,		Change
	2025	2024	$	%
U.S. & Canada	$3,543,000	$3,091,000	$452,000	15%
Asia Pacific (APAC)	597,000	513,000	84,000	16%
Europe, Middle East, Asia (EMEA)	897,000	1,245,000	(348,000)	(28%	)
Latin America	96,000	182,000	(86,000)	(47%	)
TOTAL	$5,133,000	$5,031,000	$102,000	2%